EXHIBIT 99.1

Dot VN President Lee Johnson Writes to Shareholders

SAN DIEGO – March 11, 2010 – Dot VN, Inc. (www.DotVN.com) (OTC BB: DTVI) Co-Founder and President Lee Johnson writes to shareholders as follows:

Dear Friends:

On Monday, March 8, 2010, Dot VN began beta testing our new portal Info.VN.  This event marks both a major milestone for the Company and for me personally.  When my brother, Thomas M. Johnson, Co-Founder and CEO of Dot VN, and I began this journey over 12 years ago, we never imagined where it would take us.  Our vision seemed simple enough; bring all of the amazing ideas and services that we were seeing in the U.S. to Vietnam.  We believed that we could fundamentally change and improve the lives of the Vietnamese people with the right combination of technology, infrastructure and education and we were determined to see this idea through.

We recognized early on that it was imperative that Vietnam establish its own identity on the Internet and that the best way to do this was to support the development of the Vietnamese Top Level Domain “.vn”.  Therefore, for the past 10 years our focus has been supporting and growing the Vietnamese Internet.  It was so important to us that we adopted the name “Dot VN” for our company because we believe “.vn” is more than simply a collection of websites and data; it represents the knowledge, culture and spirit of the 85 million people that live there.  To us, the continued growth of the Vietnamese Internet represents the best way to share that knowledge, culture and spirit with the rest of the world.

Over the last seven years, we have seen the Vietnamese Internet grow at an unimaginable rate, nearly doubling every year.  Today, there are over 23,000,000 Internet users and approximately 137,000 domains registered, putting Vietnam second in the Southeast Asian region behind Singapore.  We’ve come a long way from the 4,000 registered domain names that we started with in 2003.  Yet, this success yields new challenges, and demands that we continue to innovate and grow.

More domain names mean more content.  News sites, games, video, music, blogs and cutting-edge online services are launching daily at breakneck pace fueled by excitement and passion for technology.  The Vietnamese Internet is growing and evolving by the second before our eyes and this gives rise to a new problem—how to find what you are looking for.  We think Info.VN is the answer to this problem.

“Info.VN” is an idea that has been four years in the making.  With the guidance and support of the Vietnam Internet Network Information Centre (VNNIC), we are developing a unified hub for the Vietnamese Internet which makes it accessible to both Vietnamese and non-Vietnamese users.  From this hub, we hope to launch products and services which are true to our mission: to improve the lives of Vietnamese citizens through technology by helping them to access their government and educational resources and creating a richer user experience.  We have started aggregating news and information to make it easier for people to find what they are looking for.  But we want to go further than that.

In the coming months, we plan on launching a variety of services which we hope will change the way that people use the Vietnamese Internet.  We are building directories of local businesses and government services to help people find and access these resources in a more convenient and technologically advanced manner.  We plan on building a Vietnamese social network to help connect people and let them keep in touch.  We want to develop an online education platform that will supplement classroom learning for all Vietnamese students.  We hope to drive registrations of Vietnamese language domain names so that every Vietnamese person both young and old will be able to have their own domain name in their own native tongue.  We want to serve as a resource for people interested in the culture and beauty of Vietnam and help them discover all of Vietnam’s hidden charms.  Every one of these steps brings us closer to our goal of improving the functionality of the Vietnamese Internet and brings us all closer together.  An ambitious dream I suppose, but then again, the most important ones often are.

In closing, I would like to thank all our shareholders and partners for your continued support.  Your encouragement has allowed us to come this far and I look forward with great hope and exhilaration toward the road ahead of us.  Thank you.

Sincerely,

Lee P. Johnson
Co-Founder and President
Dot VN, Inc.

About the Company:

Dot VN, Inc. (www.DotVN.com) provides innovative Internet and Telecommunication services for Vietnam.  The Company was awarded an “exclusive long term contract” by the Vietnamese government to register “.vn” (Vietnam) domains and commercialize Parking Page Marketing/Online Advertising worldwide via the Internet.  Also, Dot VN has exclusive rights to distribute and commercialize Internet Data Center solutions and Gigabit Ethernet Wireless applications to Vietnam and Southeast Asia region.

Forward-Looking Statements:

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements.  These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission.  Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control.  In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.  Information on Dot VN’s website does not constitute a part of this release.

For more information, contact:

Thomas M. Johnson, Chairman and CEO
Dot VN, Inc.
Phone: 858-571-2007 x14
Email: Inquiries@DotVN.com
Website: www.DotVN.com
Register your .VN domains at:  www.VN

Media Contact:
North Shore Public Relations, Inc.
Renae Placinski, 847-945-4505
Renae@NorthShorePR.com
Website: www.NorthShorePR.com